New Perspective Fund Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 03/31/10
File number 811-02333

77C.           The Board of Directors of New Perspective Fund Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the New Perspective Fund Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Elisabeth Allison	1,121,353,200	33,298,570
Vanessa C. L. Chang	1,121,225,091	33,426,679
Gina H. Despres	1,121,213,098	33,438,672
Nicholas Donatiello, Jr.	1,121,219,997	33,431,773
Robert A. Fox	1,120,950,555	33,701,215
Gregg E. Ireland	1,121,268,088	33,383,682
Koichi Itoh	1,121,010,488	33,641,282
William H. Kling	1,120,492,837	34,158,933
Robert W. Lovelace	1,121,224,979	33,426,791
John G. McDonald	1,110,363,435	44,288,335
William I. Miller	1,120,996,441	33,655,329
Alessandro Ovi	1,110,635,702	44,016,068

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
934,263,156	33,410,151	186,978,463

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	936,478,973	31,131,071	187,041,726
3b.	935,901,736	31,199,172	187,550,862
3c.	937,388,230	29,567,419	187,696,121
3d.	935,268,073	32,298,925	187,084,772
3e.	934,077,166	32,811,923	187,762,681
3f.	939,140,341	27,887,135	187,624,294
3g.	933,705,259	32,021,210	188,925,301

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
920,019,814	42,504,535	192,127,421

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
923,397,105	37,887,375	193,367,290

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
931,718,318	30,158,738	192,774,714

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
101,984,068	845,701,744	41,659,732

*Includes broker non-votes.